Exhibit 99.1
NEWS RELEASE

Investor Contact:	Media Contact:
Jessica Greiner	Jack Todd
Director of Investor Relations	Trinity Industries, Inc.
Trinity Industries, Inc.	214/589-8909
214/631-4420
FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Announces Strong Second Quarter 2014 Results and
Increases Full Year 2014 Earnings Guidance

DALLAS, Texas - July 29, 2014 - Trinity Industries, Inc. (NYSE:TRN) today announced earnings results for the second quarter ended June 30, 2014, including the following significant highlights and adjusted for the 2-for-1 stock split completed during the quarter:

•	Quarterly earnings per common diluted share of $1.01, a 94% increase year-over-year

•	Quarterly revenue and net income of $1.5 billion and $164.2 million, respectively, a year-over-year increase of 39% and 95%, respectively

•	Rail Group receives orders for 9,880 new railcars during the second quarter resulting in a record backlog of 45,350 units with a record value of $5.5 billion

•
Entered into an agreement to acquire the assets of Meyer Steel Structures, the utility steel structures division of Thomas & Betts Corporation, a member of the ABB Group, for a purchase price of approximately $600 million

•
Anticipates full year 2014 earnings per common diluted share of between $3.90 and $4.10, excluding any effect of the Meyer Steel Structures acquisition. This compares to previous full year 2014 earnings guidance of between $3.50 and $3.75

Consolidated Results
Trinity Industries, Inc. reported net income attributable to Trinity stockholders of $164.2 million, or $1.01 per common diluted share, for the second quarter ended June 30, 2014. Net income for the same quarter of 2013 was $84.0 million, or $0.52 per common diluted share. Revenues for the second quarter of 2014 increased 39% to $1.5 billion compared to revenues of $1.1 billion for the same quarter of 2013. Second quarter 2014 results benefitted from a lower effective tax rate of 32.6% primarily due to certain domestic manufacturing tax deductions, lower state taxes, and the partnership tax status of the Company’s non-controlling interests.

“I am pleased with our strong results for the second quarter and our ability to build upon the positive momentum occurring within Trinity over the last several years,” said Timothy R. Wallace, Trinity’s Chairman, CEO and President. “Consolidated revenues increased 39% year-over-year and  net earnings nearly doubled, outpacing revenue growth by a wide margin.  The amount of operating leverage we obtained and the record $6.5 billion backlog in our major businesses at the end of the second quarter were impressive.”

Mr. Wallace added, “We believe this momentum and the investments we have made in 2014 position us well. Our recently announced agreement to acquire the assets of Meyer Steel Structures is expected to close in the third quarter, subject to regulatory approval. Meyer’s strong engineering reputation, manufacturing capabilities, and products with high steel content align well with Trinity’s existing competencies and offer opportunities to create additional value. The acquisition will broaden Trinity’s product portfolio and supports our vision of being a premier, diversified industrial company.”

Business Group Results
In the second quarter of 2014, the Rail Group reported record revenues of $895.6 million and a record operating profit of $176.0 million, resulting in increases compared to the second quarter of 2013 of 34% and 63%, respectively. The Rail Group shipped 7,160 railcars and received orders for 9,880 railcars during the second quarter. The Rail Group backlog increased to a record $5.5 billion at June 30, 2014, representing a record 45,350 railcars, compared to a backlog of $5.2 billion as of March 31, 2014, representing 42,630 railcars.

During the second quarter of 2014, the Railcar Leasing and Management Services Group reported revenues of $231.5 million compared to revenues of $169.6 million during the second quarter of 2013. Operating profit for this Group was $102.4 million in the second quarter of 2014 compared to operating profit of $75.7 million in the second quarter of 2013. The increase in revenues and operating profit was due to higher rental rates and utilization, lease fleet additions, and increased railcar sales from the lease fleet. During the second quarter, the Company sold $121.4 million worth of railcars to Element Financial Corporation under the program agreement announced last December with $53.5 million reported as sales of railcars owned one year or less at the time of sale and $67.9 million reported as sales from the Rail Group. Supplemental information for the Railcar Leasing and Management Services Group is provided in the following tables.

The Inland Barge Group reported revenues of $165.4 million compared to revenues of $150.0 million in the second quarter of 2013. Operating profit for this Group was $30.9 million in the second quarter of 2014 compared to $20.9 million in the second quarter of 2013. The increase in revenues and operating profit compared to the same quarter last year was due to a more favorable product mix. The Inland Barge Group received orders of $124.1 million during the quarter, and as of June 30, 2014 had a backlog of $466.7 million compared to a backlog of $508.0 million as of March 31, 2014.

The Energy Equipment Group reported record revenues of $227.6 million in the second quarter of 2014 compared to revenues of $152.5 million in the same quarter of 2013. Revenues increased compared to the same period in 2013 due to increased demand for storage containers, higher shipments of structural wind towers, and higher volumes resulting from acquisitions completed in the first quarter of 2014. Operating profit for the second quarter of 2014 increased to $28.3 million compared to $14.3 million in the same quarter last year. During the quarter, the structural wind towers business received orders totaling $213 million, extending production visibility into 2016. The backlog for structural wind towers as of June 30, 2014 was $611.3 million compared to a backlog of $476.7 million as of March 31, 2014.

Revenues in the Construction Products Group were $151.7 million in the second quarter of 2014 compared to revenues of $154.5 million in the second quarter of 2013. Revenues decreased for the second quarter of 2014 compared to the same period in 2013 primarily due to lower volumes in the Highway Products business partially offset by higher acquisition-related volumes in the Aggregates business. The Group recorded an operating profit of $22.4 million in the second quarter of 2014 compared to an operating profit of $19.0 million in the second quarter of 2013.

Cash and Liquidity
At June 30, 2014, the Company had cash and marketable securities of $933.8 million. When combined with capacity under committed credit facilities, the Company had approximately $1.5 billion of available liquidity at the end of the second quarter.

Share Repurchase
During the quarter, the Company repurchased approximately 63,600 shares of common stock under its share repurchase authorization at a cost of $2.5 million leaving $237.5 million remaining under its current authorization through December 31, 2015. Year to date, the Company has purchased approximately $12.5 million shares of common stock.

Convertible Notes
The Company’s $450 million convertible notes have a dilutive impact on the calculation of earnings per share when the average stock price for the quarter exceeds the conversion price. The average stock price for the second quarter was $39.37 per share compared to the conversion price in effect during the quarter of $25.31 per share, the result of which added 6.3 million additional shares to the Company’s diluted share count, reducing earnings per share by $0.04 per share.  Year to date, approximately 5.0 million shares have been added to the Company’s dilutive share count, reducing earnings per share by $0.08 per share.  The Company’s 2014 earnings guidance, as discussed in the next section, assumes an annual weighted average diluted share count of 157 million shares, which includes 6.4 million shares from the convertible notes.  The dilutive impact of the convertible notes assumes the recent $45.00 stock price for the remainder of the year and reduces full year 2014 earnings per share by approximately $0.17 per share.

Earnings Outlook
The Company anticipates earnings for the full year of 2014 of between $3.90 and $4.10 per common diluted share compared to its previous 2014 earnings guidance of between $3.50 and $3.75 per share. This compares to full year earnings per common diluted share of $2.38 in 2013 and does not include any effects of the Meyer acquisition. Actual results may differ from present expectations, as noted below.

Conference Call
Trinity will hold a conference call at 11:00 a.m. Eastern on July 30, 2014 to discuss its second quarter results. To listen to the call, please visit the Investor Relations section of the Trinity Industries website, www.trin.net. An audio replay may be accessed through the Company’s website or by dialing (402) 220-0119 until 11:59 p.m. Eastern on August 6, 2014.

Trinity Industries, Inc., headquartered in Dallas, Texas, is a diversified industrial company that owns market-leading businesses which provide products and services to the energy, transportation, chemical, and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.

Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity's estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Trinity uses the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance” and similar expressions to identify these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and “Forward-Looking Statements” in the Company's Annual Report on Form 10-K for the most recent fiscal year.
- TABLES TO FOLLOW -

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,
	2014	2013
Revenues	$1,485.3	$1,066.1
Operating costs:
Cost of revenues	1,098.3	812.2
Selling, engineering, and administrative expenses	96.4	71.5
(Gain)/loss on disposition of property, plant, and equipment:
Net gains on lease fleet sales	(9.7)	(1.2)
Other	(1.7)	0.2
	1,183.3	882.7
Operating profit	302.0	183.4
Interest expense, net	46.2	46.1
Other (income) expense	(1.4)	0.9
Income before income taxes	257.2	136.4
Provision for income taxes	83.9	47.2
Net income from continuing operations	173.3	89.2
Net gain on sale of discontinued operations	—	0.1
Net income (loss) from discontinued operations	(0.2)	(1.1)
Net income	173.1	88.2
Net income (loss) attributable to noncontrolling interest	8.9	4.2
Net income attributable to Trinity Industries, Inc.	$164.2	$84.0

Net income attributable to Trinity Industries, Inc. per common share:
Basic
Continuing operations	$1.05	$0.53
Discontinued operations	—	(0.01)
	$1.05	$0.52
Diluted
Continuing operations	$1.01	$0.53
Discontinued operations	—	(0.01)
	$1.01	$0.52
Weighted average number of shares outstanding:
Basic	151.0	154.0
Diluted	157.4	154.1

All share and per share information has been retroactively adjusted to reflect the 2-for-1 stock split completed during the quarter ended June 30, 2014.

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Six Months Ended June 30,
	2014	2013
Revenues	$2,945.8	$1,999.0
Operating costs:
Cost of revenues	2,172.3	1,523.3
Selling, engineering, and administrative expenses	180.0	140.5
(Gain)/loss on disposition of property, plant, and equipment:
Net gains on lease fleet sales	(87.2)	(8.0)
Other	(12.6)	0.3
	2,252.5	1,656.1
Operating profit	693.3	342.9
Interest expense, net	92.1	94.9
Other (income) expense	(1.8)	(1.8)
Income before income taxes	603.0	249.8
Provision for income taxes	196.4	88.4
Net income from continuing operations	406.6	161.4
Net gain on sale of discontinued operations	—	7.1
Net income (loss) from discontinued operations	(0.5)	(1.5)
Net income	406.1	167.0
Net income (loss) attributable to noncontrolling interest	15.5	3.9
Net income attributable to Trinity Industries, Inc.	$390.6	$163.1

Net income attributable to Trinity Industries, Inc. per common share:
Basic
Continuing operations	$2.51	$0.99
Discontinued operations	—	0.04
	$2.51	$1.03
Diluted
Continuing operations	$2.43	$0.99
Discontinued operations	—	0.04
	$2.43	$1.03
Weighted average number of shares outstanding:
Basic	150.5	154.0
Diluted	155.6	154.2

All share and per share information has been retroactively adjusted to reflect the 2-for-1 stock split completed during the quarter ended June 30, 2014.

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended June 30,
Revenues:	2014	2013
Rail Group	$895.6	$668.0
Construction Products Group	151.7	154.5
Inland Barge Group	165.4	150.0
Energy Equipment Group	227.6	152.5
Railcar Leasing and Management Services Group	231.5	169.6
All Other	28.1	21.7
Segment Totals before Eliminations	1,699.9	1,316.3
Eliminations - lease subsidiary	(128.6)	(189.5)
Eliminations - other	(86.0)	(60.7)
Consolidated Total	$1,485.3	$1,066.1

	Three Months Ended June 30,
Operating profit (loss):	2014	2013
Rail Group	$176.0	$107.9
Construction Products Group	22.4	19.0
Inland Barge Group	30.9	20.9
Energy Equipment Group	28.3	14.3
Railcar Leasing and Management Services Group	102.4	75.7
All Other	(2.6)	(3.8)
Segment Totals before Eliminations and Corporate Expenses	357.4	234.0
Corporate	(29.7)	(15.5)
Eliminations - lease subsidiary	(26.9)	(34.7)
Eliminations - other	1.2	(0.4)
Consolidated Total	$302.0	$183.4

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Six Months Ended June 30,
Revenues:	2014	2013
Rail Group	$1,753.0	$1,293.5
Construction Products Group	264.8	258.3
Inland Barge Group	302.3	297.4
Energy Equipment Group	438.2	307.2
Railcar Leasing and Management Services Group	674.6	304.0
All Other	51.3	41.0
Segment Totals before Eliminations	3,484.2	2,501.4
Eliminations - lease subsidiary	(377.7)	(387.5)
Eliminations - other	(160.7)	(114.9)
Consolidated Total	$2,945.8	$1,999.0

	Six Months Ended June 30,
Operating profit (loss):	2014	2013
Rail Group	$343.5	$210.8
Construction Products Group	44.1	26.7
Inland Barge Group	57.6	45.2
Energy Equipment Group	51.2	29.2
Railcar Leasing and Management Services Group	332.7	137.3
All Other	(8.0)	(6.4)
Segment Totals before Eliminations and Corporate Expenses	821.1	442.8
Corporate	(52.8)	(32.1)
Eliminations - lease subsidiary	(76.2)	(67.1)
Eliminations - other	1.2	(0.7)
Consolidated Total	$693.3	$342.9

Trinity Industries, Inc.
Leasing Group
Condensed Results of Operations
(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	Percent	2014	2013	Percent
	($ in millions)		Change	($ in millions)		Change
Revenues:
Leasing and management	$160.7	$150.7	6.6%	$310.9	$285.0	9.1%
Sales of railcars owned one year or less at the time of sale	70.8	18.9	*	363.7	19.0	*
Total revenues	$231.5	$169.6	36.5	$674.6	$304.0	121.9

Operating profit:
Leasing and management	$75.5	$71.0	6.3	$139.4	$125.8	10.8
Railcar sales:
Railcars owned one year or less at the time of sale	17.2	3.5		106.1	3.5
Railcars owned more than one year at the time of sale	9.7	1.2		87.2	8.0
Total operating profit	$102.4	$75.7	35.3	$332.7	$137.3	142.3

Operating profit margin:
Leasing and management	47.0%	47.1%		44.8%	44.1%
Railcar sales	*	*		*	*
Total operating profit margin	44.2%	44.6%		49.3%	45.2%

Selected expense information(1):
Depreciation	$32.2	$32.0	0.6	$64.7	$63.0	2.7
Maintenance	$20.0	$18.4	8.7	$41.0	$37.4	9.6
Rent	$13.3	$13.3	—	$26.6	$26.7	(0.4)
Interest:
External	$38.1	$38.0		$75.4	$78.9
Intercompany	—	1.1		—	3.8
Total interest expense	$38.1	$39.1	(2.6)	$75.4	$82.7	(8.8)

	June 30, 2014	December 31, 2013
Leasing portfolio information:
Portfolio size (number of railcars)	73,760	75,685
Portfolio utilization	99.7%	99.5%
* Not meaningful

(1) Depreciation, maintenance, and rent expense are components of operating profit. Amortization of deferred profit on railcars sold from the Rail Group to the Leasing Group is included in the operating profits of the Leasing Group resulting in the recognition of depreciation expense based on the Company's original manufacturing cost of the railcars. Interest expense is not a component of operating profit and includes the effect of hedges. Intercompany interest expense is eliminated in consolidation and arises from Trinity’s previous ownership of a portion of TRIP Holdings’ Senior Secured Notes, which notes were retired in full in May 2013.

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	June 30, 2014	December 31, 2013
Cash and cash equivalents	$715.3	$428.5
Short-term marketable securities	218.5	149.7
Receivables, net of allowance	514.5	372.7
Inventories	1,022.5	814.7
Restricted cash	248.5	260.7
Net property, plant, and equipment	4,670.7	4,770.6
Goodwill	365.4	278.2
Other assets	258.7	238.3
	$8,014.1	$7,313.4

Accounts payable	$293.0	$216.3
Accrued liabilities	517.5	567.4
Debt, net of unamortized discount of $67.0 and $74.1	3,242.5	2,989.8
Deferred income	38.8	40.8
Deferred income taxes	647.0	650.7
Other liabilities	106.7	99.3
Stockholders' equity	3,168.6	2,749.1
	$8,014.1	$7,313.4

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	June 30, 2014	December 31, 2013
Property, Plant, and Equipment
Corporate/Manufacturing:
Property, plant, and equipment	$1,520.8	$1,418.9
Accumulated depreciation	(780.3)	(748.3)
	740.5	670.6
Leasing:
Wholly-owned subsidiaries:
Machinery and other	10.8	10.3
Equipment on lease	2,985.9	3,509.1
Accumulated depreciation	(559.9)	(554.8)
	2,436.8	2,964.6
Partially-owned subsidiaries:
Equipment on lease	2,259.9	1,887.2
Accumulated depreciation	(229.5)	(202.1)
	2,030.4	1,685.1

Net deferred profit on railcars sold to the Leasing Group	(537.0)	(549.7)
	$4,670.7	$4,770.6

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	June 30, 2014	December 31, 2013
Debt
Corporate - Recourse:
Revolving credit facility	$—	$—
Convertible subordinated notes	450.0	450.0
Less: unamortized discount	(67.0)	(74.1)
	383.0	375.9
Other	0.9	0.9
	383.9	376.8
Leasing:
Wholly-owned subsidiaries:
Recourse:
Capital lease obligations	40.6	42.2
	40.6	42.2
Non-recourse:
Secured railcar equipment notes	746.7	766.6
Warehouse facility	132.0	152.0
Promissory notes	382.0	396.1
	1,260.7	1,314.7
Partially-owned subsidiaries - Non-recourse:
Secured railcar equipment notes	1,557.3	1,256.1
	1,557.3	1,256.1
	$3,242.5	$2,989.8

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	June 30, 2014	December 31, 2013
Leasing Debt Summary
Total Recourse Debt	$40.6	$42.2
Total Non-Recourse Debt(1)	2,818.0	2,570.8
	$2,858.6	$2,613.0
Total Leasing Debt
Wholly-owned subsidiaries	$1,301.3	$1,356.9
Partially-owned subsidiaries	1,557.3	1,256.1
	$2,858.6	$2,613.0
Equipment on Lease(1)
Wholly-owned subsidiaries	$2,436.8	$2,964.6
Partially-owned subsidiaries	2,030.4	1,685.1
	$4,467.2	$4,649.7
Total Leasing Debt as a % of Equipment on Lease
Wholly-owned subsidiaries	53.4%	45.8%
Partially-owned subsidiaries	76.7%	74.5%
Combined	64.0%	56.2%

(1) Excludes net deferred profit on railcars sold to the Leasing Group.

Trinity Industries, Inc.
Condensed Consolidated Cash Flow Statements
(in millions)
(unaudited)

	Six Months Ended June 30,
	2014	2013
Operating activities:
Net income	$406.1	$167.0
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations	0.5	(5.6)
Depreciation and amortization	111.0	102.4
Net gains on sales of railcars owned more than one year at the time of sale	(87.2)	(8.0)
Other	(19.9)	59.7
Changes in assets and liabilities:
(Increase) decrease in receivables	(136.5)	3.0
(Increase) decrease in inventories	(176.4)	(37.4)
Increase (decrease) in accounts payable and accrued liabilities	52.6	16.8
Other	7.2	(24.3)
Net cash provided by operating activities	157.4	273.6
Investing activities:
Proceeds from sales of railcars owned more than one year at the time of sale	242.1	39.1
Proceeds from disposition of property, plant, and equipment	21.0	0.1
Capital expenditures - leasing, net of sold railcars owned one year or less with a net cost of $257.6 and $15.5	(49.5)	(308.5)
Capital expenditures - manufacturing and other	(107.5)	(57.4)
(Increase) decrease in short-term marketable securities	(68.8)	(59.9)
Acquisitions	(118.8)	(37.2)
Other	0.3	(1.1)
Net cash required by investing activities	(81.2)	(424.9)
Financing activities:
Payments to retire debt	(90.1)	(177.4)
Proceeds from issuance of debt	332.1	—
Shares repurchased	(17.5)	(40.2)
Dividends paid to common shareholders	(23.2)	(17.4)
Purchase of shares to satisfy employee tax on vested stock	(38.1)	(9.0)
Proceeds from sale of interests in partially-owned leasing subsidiaries	—	294.9
Repurchase of noncontrolling interest	—	(84.0)
Contributions from noncontrolling interest	49.6	—
Distributions to noncontrolling interest	(12.3)	—
(Increase) decrease in restricted cash	(12.8)	(3.8)
Other	22.9	3.2
Net cash provided (required) by financing activities	210.6	(33.7)
Net increase (decrease) in cash and cash equivalents	286.8	(185.0)
Cash and cash equivalents at beginning of period	428.5	573.0
Cash and cash equivalents at end of period	$715.3	$388.0

Trinity Industries, Inc.
Earnings per Share Calculation
(in millions, except per share amounts, unaudited)
Basic net income attributable to Trinity Industries, Inc. per common share is computed by dividing net income attributable to Trinity remaining after allocation to unvested restricted shares by the weighted average number of basic common shares outstanding for the period. All share and per share information has been retroactively adjusted to reflect the 2-for-1 stock split completed during the quarter ended June 30, 2014.

	Three Months Ended June 30, 2014			Three Months Ended June 30, 2013
	Income (Loss)	Average Shares	EPS	Income (Loss)	Average Shares	EPS
Net income from continuing operations	$173.3			$89.2
Less: net income from continuing operations attributable to noncontrolling interest	8.9			4.2
Net income from continuing operations attributable to Trinity Industries, Inc.	164.4			85.0
Unvested restricted share participation	(5.5)			(2.7)
Net income from continuing operations attributable to Trinity Industries, Inc. - basic	158.9	151.0	$1.05	82.3	154.0	$0.53
Effect of dilutive securities:
Stock options	—	0.1		—	0.1
Convertible subordinated notes	0.2	6.3		—	—
Net income from continuing operations attributable to Trinity Industries, Inc. - diluted	$159.1	157.4	$1.01	$82.3	154.1	$0.53

Net income (loss) from discontinued operations, net of taxes	$(0.2)			$(1.0)
Unvested restricted share participation	—			—
Net income (loss) from discontinued operations, net of taxes - basic	(0.2)	151.0	$—	(1.0)	154.0	$(0.01)
Effect of dilutive securities:
Stock options	—	0.1		—	0.1
Convertible subordinated notes	—	6.3		—	—
Net income (loss) from discontinued operations, net of taxes - diluted	$(0.2)	157.4	$—	$(1.0)	154.1	$(0.01)

	Six Months Ended June 30, 2014			Six Months Ended June 30, 2013
	Income (Loss)	Average Shares	EPS	Income (Loss)	Average Shares	EPS
Net income from continuing operations	$406.6			$161.4
Less: net income from continuing operations attributable to noncontrolling interest	15.5			3.9
Net income from continuing operations attributable to Trinity Industries, Inc.	391.1			157.5
Unvested restricted share participation	(13.3)			(5.0)
Net income from continuing operations attributable to Trinity Industries, Inc. - basic	377.8	150.5	$2.51	152.5	154.0	$0.99
Effect of dilutive securities:
Stock options	—	0.1		—	0.2
Convertible subordinated notes	0.4	5.0		—	—
Net income from continuing operations attributable to Trinity Industries, Inc. - diluted	$378.2	155.6	$2.43	$152.5	154.2	$0.99

Net income (loss) from discontinued operations, net of taxes	$(0.5)			$5.6
Unvested restricted share participation	—			(0.2)
Net income (loss) from discontinued operations, net of taxes - basic	(0.5)	150.5	$—	5.4	154.0	$0.04
Effect of dilutive securities:
Stock options	—	0.1		—	0.2
Convertible subordinated notes	—	5.0		—	—
Net income (loss) from discontinued operations, net of taxes - diluted	$(0.5)	155.6	$—	$5.4	154.2	$0.04

Trinity Industries, Inc.
Reconciliation of EBITDA
(in millions)
(unaudited)

“EBITDA” is defined as income (loss) from continuing operations plus interest expense, income taxes, and depreciation and amortization including goodwill impairment charges. EBITDA is not a calculation based on generally accepted accounting principles. The amounts included in the EBITDA calculation are, however, derived from amounts included in the historical statements of operations data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. We believe EBITDA assists investors in comparing a company’s performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this press release may not always be comparable to similarly titled measures by other companies due to differences in the components of the calculation.

	Three Months Ended June 30,
	2014	2013

Net income from continuing operations	$173.3	$89.2
Add:
Interest expense	46.9	46.5
Provision for income taxes	83.9	47.2
Depreciation and amortization expense	55.7	52.4
Earnings from continuing operations before interest expense, income taxes, and depreciation and amortization expense	$359.8	$235.3

	Six Months Ended June 30,
	2014	2013

Net income from continuing operations	$406.6	$161.4
Add:
Interest expense	93.2	95.7
Provision for income taxes	196.4	88.4
Depreciation and amortization expense	111.0	102.4
Earnings from continuing operations before interest expense, income taxes, and depreciation and amortization expense	$807.2	$447.9

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